EXHIBIT 23.1.7

EXHIBIT 23.1.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 20, 2011, with respect to the financial statements of ATEL 15, LLC as of May 3, 2011 and for the period of March 4, 2011 (date of inception) through May 3, 2011, and the unaudited financial statements as of August 31, 2011 and for the period from March 4, 2011 (date of inception) through August 31, 2011 included in the Registration Statement (Pre-Effective Amendment No. 3 to Form S-1, No. 333-174418) and Prospectus of ATEL 15, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams, LLP

San Francisco, California
October 18, 2011